EXHIBIT 99.1

Consolidated Communications Reports First Quarter 2012 Results

  Realized solid growth in broadband subscribers with 2,400 in the quarter and 9,700 year-over-year.
  Delivered our best ever ILEC access line performance.
  Announced the SureWest transaction and made substantial progress towards the closing.

MATTOON, Ill., May 3, 2012 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the first quarter 2012.

First quarter financial summary:

  Revenue was $93.4 million.
  Net cash from operations was $22.8 million.
  Adjusted EBITDA was $46.3 million.
  Dividend payout ratio was 56.9%.
  Cash and cash equivalents ended at $98.5 million.

"I am very pleased with the financial results in the quarter and our continued operating success," said Bob Currey, President and Chief Executive Officer. "We achieved solid cash flows in support of the dividend, made significant investments for growth and delivered strong broadband and access line performance. We maintained focus on delivering results and serving the customer, while completing the work associated with the announcement of the SureWest acquisition."

"The combination with SureWest will advance the steps we have already taken in improving our competitive position, strengthening and diversifying revenue, growing our cash flows and improving the balance sheet. We are pleased with the progress we have made so far with respect to both the approval process of our acquisition and our initial integration discussions," Currey concluded.

Operating Statistics at March 31, 2012, Compared to March 31, 2011.
	Period Ended March 31,
	2012	2011	Increase/(decrease)%

Total connections	473,113	463,238	9,875	2.1%
ILEC access lines	226,167	234,928	(8,761)	(3.7)%
High-speed Internet subscribers	112,368	107,634	4,734	4.4%
IPTV subscribers	35,337	30,380	4,957	16.3%
ILEC VOIP lines	9,569	8,665	904	10.4%
CLEC access line equivalents	89,672	81,631	8,041	9.9%

"The first quarter included $4.8 million in transaction related expenses that, pursuant to our credit agreement, were added back as adjustments to EBITDA. Also, during the quarter, we reduced our debt by $2.2 million through our first quarterly amortization payment and contributed $1.9 million to the pension plan," said Steve Childers, Chief Financial Officer.

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $20.3 million, and the dividend payout ratio was 56.9%. At March 31, 2012, cash and cash equivalents were $98.5 million. The Company made capital expenditures of $11.2 million.

Financial Highlights for the First Quarter Ended March 31, 2012

  Revenues were $93.4 million, compared to $95.4 million in the same period of 2011. Excluding a $0.7 million settlement from NECA in the first quarter of 2011, revenues declined by $1.3 million, or 1.4%. Declines in local calling, network access and long distance revenues were partially offset by increases in data and internet due to our continued growth in broadband and backhaul services.
  Income from operations was $11.0 million, compared to $16.9 million in the first quarter of 2011. In addition to lower revenues, the decrease is due to $4.8 million in transaction costs related to the SureWest acquisition, which were partially offset by improvements in access costs and personnel expenses.
  Interest expense, net was $14.6 million, compared to $11.9 million in the same quarter last year. The increase is primarily due to $3.1 million in amortization of the committed financing for the SureWest acquisition. In addition, we completed an amendment and extension of our credit agreement in June of 2011. The A&E increased the rate on a portion of our debt by 125 basis points, while extending the maturity for three years resulting in approximately $1.4 million in higher year over year interest costs. These items were partially offset by $1.8 million in lower expenses from our interest rate swap agreements.
  Other income, net was $6.5 million, compared to $7.1 million for same period in 2011.  Cash distributions from our Verizon wireless partnerships were $6.2 million for the first quarter of 2012 compared to $6.9 million for the same quarter of 2011. The decline was primarily due to handset subsidies with respect to the iPhone4s launch.
  Net income attributable to common stockholders was $1.8 million, compared to $7.4 million in the first quarter of 2011. "Adjusted net income attributable to common stockholders" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted net income attributable to common stockholders" was $5.2 million, compared to $7.7 million in the same quarter of 2011.
  Diluted net income per common share was $0.06, compared to $0.25 in the first quarter of 2011. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted diluted net income per share" for the current quarter was $0.18 compared to $0.26 for the prior year period.
  Net cash provided from operating activities was $22.8 million, compared to $31.1 million for the first quarter in 2011. The decline was driven primarily by transaction costs, lower income tax receivables and the timing of prepaid expenses.
  Adjusted EBITDA was $46.3 million, compared to $48.4 million for the same period in 2011.
  The total net debt to last twelve month adjusted EBITDA coverage ratio was 4.19 times to one.

Financial Guidance

For 2012, the Company is reiterating the following full year guidance for capital expenditures and cash interest (excluding any expenses relating to our agreement to acquire SureWest). Capital expenditures are expected to be in the range of $42.0 million to $44.0 million and cash interest is expected to be in the range of $44.0 million to $46.0 million. Cash income taxes are now expected to be in the range of $6.0 million to $9.0 million compared to previous guidance of $15.0 million to $18.0 million. This change reflects the estimated impact of the transaction related expenses for the SureWest transaction.

Dividend Payments

On May 1, 2012, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on August 1, 2012 to stockholders of record at the close of business on July 13, 2012.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss first quarter earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. If you do not have internet access, the conference call dial-in number is 1-877-374-3981 with pass code 71371164. International parties can access the call by dialing 1-253-237-1158. A telephonic replay of the conference call will also be available starting three hours after completion of the call until May 10, 2012 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-855-859-2056 and international parties should call 1-404-537-3406.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", adjusted diluted net income per share" and "adjusted net income attributable to common stockholders", all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis. We believe net cash provided by operating activities is the GAAP financial measure most directly comparable to EBITDA.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in the credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.  We present the related "total net debt to last twelve month adjusted EBITDA coverage ratio" principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.

These non-GAAP financial measures have certain shortcomings.  In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years. As of March 31, 2012, the Company had 226,167 ILEC access lines, 89,672 Competitive Local Exchange Carrier (CLEC) access line equivalents, 112,368 high-speed internet subscribers, 35,337 IPTV subscribers and 9,569 VOIP lines. The Company offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services and directory publishing.

Safe Harbor

Any statements other than statements of historical facts, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan, "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of Consolidated Communications Holdings, Inc. (the "Company") to complete the acquisition of SureWest Communications ("SureWest"), successfully integrate the operations of SureWest and realize the synergies from the acquisition, as well as a number of other factors related to the businesses of the Company and SureWest, including various risks to stockholders of not receiving dividends and risks to the Company's ability to pursue growth opportunities if the Company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the Company's common stock; the substantial amount of debt and the Company's ability to repay or refinance it or incur additional debt in the future; the Company's need for a significant amount of cash to service and repay the debt and to pay dividends on the Company's common stock; changes in the valuation of pension plan assets; restrictions contained in the Company's debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with the Company's possible pursuit of acquisitions; economic conditions in the Company's and SureWest's service areas; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the Company's or SureWest's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes on the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in the Company's and SureWest's filings with the Securities and Exchange Commission, including our respective reports on Form 10-K and Form 10-Q.

Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to the Company, SureWest or persons acting on behalf of each of them are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication and the companies' filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Proxy Statement/Prospectus

This material is not a substitute for the joint proxy statement/prospectus the Company and SureWest filed with the Securities and Exchange Commission on March 28, 2012, which, as amended, was declared effective on April 24, 2012. Investors in the Company or SureWest are urged to read the joint proxy statement/prospectus, which contains important information, including detailed risk factors. The joint proxy statement/prospectus is, and other documents which will be filed by the Company and SureWest with the Securities and Exchange Commission will be, available free of charge at the Securities and Exchange Commission's website, www.sec.gov, or by directing a request to Consolidated Communications, 121 South 17th Street, Mattoon, IL 61938, Attention: Investor Relations; or to SureWest Communications, 8150 Industrial Avenue, Building A, Roseville, California 95678, Attention: Investor Relations. The definitive joint proxy statement/prospectus was first mailed to the Company's stockholders and shareholders of SureWest on May 1, 2012.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Proxy Solicitation

The Company and SureWest, and certain of their respective directors, executive officers and other members of management and employees are participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of the Company is set forth in the joint proxy statement/prospectus. Information about the directors and executive officers of SureWest is set forth in SureWest's Form 10-K for the year ended December 31, 2011. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the definitive joint proxy statement/prospectus for such proposed transactions.

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 98,493	$ 105,704
Accounts receivable, net	34,169	35,492
Prepaid expenses and other current assets	33,068	27,134
Total current assets	165,730	168,330

Property, plant and equipment, net	326,550	332,046
Intangibles, net and other assets	692,463	693,693
Total assets	$ 1,184,743	$ 1,194,069

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 8,800	$ 8,800
Current portion of capital lease obligation	204	192
Accounts payable	13,932	13,673
Accrued expenses and other current liabilities	73,112	62,625
Total current liabilities	96,048	85,290

Capital lease obligation less current portion	4,462	4,519
Long-term debt	869,000	871,200
Other long-term liabilities	175,186	185,248
Total liabilities	1,144,696	1,146,257

Stockholders' equity:
Common stock, $0.01 par value	299	299
Paid in capital	70,510	79,852
Accumulated other comprehensive loss	(36,381)	(37,833)
Total Consolidated Communications Holdings, Inc. stockholders' equity	34,428	42,318
Noncontrolling interest	5,619	5,494
Total stockholders' equity	40,047	47,812
Total liabilities and stockholders' equity	$ 1,184,743	$ 1,194,069

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
	(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Revenues	$ 93,364	$ 95,441
Operating expenses:
Cost of services and products	35,864	35,684
Selling, general and administrative expenses	19,528	20,699
Financing and other transaction costs	4,822	--
Depreciation and amortization	22,137	22,158
Income from operations	11,013	16,900
Other income (expense):
Interest expense, net	(14,600)	(11,939)
Other income, net	6,480	7,144
Income before income taxes	2,893	12,105
Income tax expense (benefit)	1,009	4,608
Net income	1,884	7,497
Less: Net income attributable to noncontrolling interest	125	132
Net income attributable to Consolidated Communications Holdings, Inc.	$ 1,759	$ 7,365

Diluted net income attributable to Consolidated Communications Holdings, Inc. per common share	$ 0.06	$ 0.25

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

OPERATING ACTIVITIES
Net income	$ 1,884	$ 7,497
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	22,137	22,158
Stock-based compensation expense	501	511
Loss on disposal of assets	60	4
Other adjustments, net	3,089	624
Changes in operating assets and liabilities, net	(4,871)	285
Net cash provided by operating activities	22,800	31,079
INVESTING ACTIVITIES
Return of capital in excess of earnings	92	--
Proceeds from sale of assets	20	115
Capital expenditures	(11,224)	(10,043)
Net cash used in investing activities	(11,112)	(9,928)
FINANCING ACTIVITIES
Payments made on long-term obligations	(2,245)	(34)
Payments on acquisition related financing	(5,083)	--
Dividends on common stock	(11,571)	(11,530)
Net cash used in financing activities	(18,899)	(11,564)
Net change in cash and cash equivalents	(7,211)	9,587
Cash and cash equivalents at beginning of period	105,704	67,654
Cash and cash equivalents at end of period	$ 98,493	$ 77,241

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Telephone Operations
Local calling services	$ 19,947	$ 21,657
Network access services	19,792	21,388
Subsidies	11,459	11,548
Long distance services	3,534	4,297
Data and Internet services	21,985	20,040
Other services	8,365	8,463
Total Telephone Operations	85,082	87,393
Other Operations	8,282	8,047
Total operating revenues	$ 93,364	$ 95,440

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
EBITDA:
Net cash provided by operating activities	$ 22,800	$ 31,079
Adjustments:
Compensation from restricted share plan	(501)	(511)
Other adjustments, net	(3,149)	(628)
Changes in operating assets and liabilities	4,871	(285)
Interest expense, net	14,600	11,939
Income taxes	1,009	4,608
EBITDA (1)	39,630	46,202

Adjustments to EBITDA (2):
Other, net (3)	(4,870)	(5,167)
Investment distributions (4)	6,211	6,885
Transaction and integration (5)	4,822	--
Non-cash compensation (6)	501	511
Adjusted EBITDA	$ 46,294	$ 48,431

Footnotes for Adjusted EBITDA:
(1) EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.
(2) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(3) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries and certain miscellaneous items.
(4) For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(5) Transaction and integration related expenses permitted as adjustments under the credit facility.
(6) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

Three Months Ended March 31, 2012
Adjusted EBITDA	$ 46,294

- Cash interest expense	(10,986)
- Capital expenditures	(11,224)
- Cash income taxes	(3,750)

Cash available to pay dividends	$ 20,334

Dividends Paid	$ 11,571
Payout Ratio	56.9%
* The above calculation excludes the principal payments on the amortization of our debt.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan	$ 877,800
Capital leases	4,666
Total debt as of March 31, 2012	$ 882,466
Less cash on hand	(98,493)
Total net debt as of March 31, 2012	$ 783,973

Adjusted EBITDA for the last twelve months ended March 31, 2012	$ 187,317

Total Net Debt to last twelve months
Adjusted EBITDA	4.19x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Per Share Attributable to Common Stockholders
(in thousands, except per share amounts)
(Unaudited)

	Three Months	Ended March 31,
	2012	2011
Reported net income attributable to common stockholders	$ 1,759	$ 7,365
Transaction costs, net of tax	3,140	--
Non-cash stock compensation, net of tax	326	316
Adjusted net income attributable to common stockholders	$ 5,225	$ 7,681

Weighted average number of shares outstanding	29,689	29,593
Adjusted diluted net income per share	$ 0.18	$ 0.26

Calculations above assume a 34.9 percent and 38.1 percent effective tax rate for the three months ended March 31, 2012 and 2011, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	March 31,	December 31,	March 31,
	2012	2011	2011
Local access lines in service
Residential	136,607	137,179	139,707
Business	89,560	90,813	95,221
Total local access lines	226,167	227,992	234,928
Total IPTV subscribers	35,337	34,356	30,380
ILEC DSL subscribers (1)	112,368	110,913	107,634
ILEC Broadband Connections	147,705	145,269	138,014
ILEC VOIP subscribers	9,569	9,199	8,665
CLEC Access Line Equivalents (2)	89,672	89,774	81,631
Total connections	473,113	472,234	463,238

Long distance lines (3)	181,029	177,610	173,933

IPTV Homes passed	211,670	211,670	207,796
IPTV penetration of homes passed	17%	16%	15%

(1) Includes only ILEC DSL. CLEC DSL is included in CLEC access line equivalents.
(2) CLEC access line equivalents represent a combination of voice services and data circuits. The calculations represent a conversion of data circuits to an access line basis. Equivalents are calculated by converting data circuits and SONET-based services to the equivalent of an access line.
(3) Excludes CLEC LD subscribers.

CONTACT: Matt Smith
         Treasurer & Investor Relations
         217-258-2959
         matthew.smith@consolidated.com